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                                                                 Exhibit 10.37

June 16, 1998

iName, Inc.
11 Broadway, Suite 660
New York, NY 10004
Attention:  Gerry Gorman

RE: Agreement between CNET: The Computer Network ("CNET") and GlobeComm, Inc., which is now known as iName ("iName"), dated as of May 13, 1998 (the "Agreement")

Dear Gerry:

As we have discussed, CNET and National Broadcasting Company, Inc. ("NBC") have agreed to form a separate joint venture entity to operate the Snap! Internet portal service ("Snap"), which is currently operated as a division of CNET. Initially, the joint venture will be owned 81% by CNET and 19% by NBC Multimedia, Inc., which is wholly-owned subsidiary of NBC, but NBC will have an option to acquire majority ownership of the joint venture. Needless to say, we are excited about our partnership with NBC and about the prospects for Snap under its new ownership.

Legally, our transaction with NBC will involve the creation of a limited liability company, Snap! LLC (the "LLC"), and a contribution of Snap assets from CNET into the LLC. This transaction is expected to close on or around June 30, 1998 (the "Closing"). Because our Agreement with iName (which is referenced above) relates both to Snap assets and to CNET assets that are not related to Snap, it will be necessary to amend the Agreement in connection with the Closing.

Accordingly, iName, CNET and the LLC hereby agree to amend the Agreement as set forth below, effective upon the Closing. Capitalized terms used in this letter that are not otherwise defined have the meanings given to such terms in the Agreement.

1. The LLC will become a party to the Agreement, and references in the Agreement to "CNET" will be deemed to refer to CNET and/or the LLC, as appropriate based on their respective operations. Each of CNET and the LLC will be severally liable for the obligations of "CNET" under the Agreement to the extent applicable to their respective sites. For ease of administration, the LLC will make all decisions and elections on behalf of both CNET and the LLC, and iName may relay on any notice received from the LLC, which will be binding on both CNET and the LLC.

2. Each User who first accesses EMAIL.COM through a link from any CNET Site other than Snap will be tagged (using a method mutually agreeable to the LLC and iName) as a "CNET User," and each User who first enters EMAIL.COM through a link from any version of Snap will be tagged as a "Snap User."

3. Earned Shares of Common Stock issued pursuant to Section 6.1 of the Agreement with respect to any month will be allocated between CNET and the LLC based on the ratio of (a) CNET Users who subscribe to the EMAIL.COM service during such month to (b) Snap Users who subscribe to the EMAIL.COM service during such month.

4. Payments under Section 6.3.6 of the Agreement with respect to Profits from Excess Users during any month will be allocated between CNET and the LLC based on the ratio of (a) the Profit earned during such month from Excess Users who are CNET Users to (b) the Profit earned during such month from Excess Users who are Snap Users.


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June 16, 1998
Page 2


5. The option to purchase up to 750,000 additional shares of Common Stock described in Section 6.4 of the Agreement will be allocated between CNET and the LLC based on the ratio of (a) the number of CNET Users who are among the first 4,000,000 Users to subscribe to the EMAIL.COM service to
     (b) the number of Snap Users who are among the first 4,000,000 Users to subscribe to the EMAIL.COM service, calculated as of the date of exercise of such option

6. This letter constitutes an amendment to the Agreement to the extent necessary to effectuate the foregoing. Except as otherwise expressly provided in this letter, the Agreement will remain in full force and effect in accordance with its terms.

The parties acknowledge and agree that it will be advisable to negotiate two separate agreements, one between iName and CNET and the other between iName and the LLC, as soon as reasonably practicable following the Closing, and the parties agree to negotiate reasonably and in good faith with respect to such agreements. The two new agreements will replace the existing Agreement (as amended hereby) and will preserve the material business relationship contemplated by the Agreement, while addressing in more detail the specific allocation of rights and obligations (including without limitation termination rights and obligations) between CNET and the LLC, as appropriate to reflect their respective business operations and interests in subject matter of the Agreement

Please sign this letter in the space provided below to indicate your agreement with the foregoing and fax a copy of the signed letter to me at (415) 395-9330.

If you have any question, please do not hesitate to contact me at (415) 395-7805, extension 4144. We look forward to our continued business relationship.

Very truly yours,

CNET, INC.

By:
   ------------------------------
Tom Melcher,
General Manager, Snap!

SNAP! LLC

By:
   ------------------------------
Name:
     ----------------------------
Title:
      ---------------------------

Consented and Agreed:

GLOBECOMM, INC.

By: /s/ G. Gorman
   ------------------------------
Name: G. Gorman
Title:  Chairman
Date: 6/18/98